Exhibit 10.11

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (“Amendment No. 2”), effective as of December 31, 2008 (the “Amendment No. 2 Date”), is by and between                                      (the “Executive”) and MEDAREX, INC. (the “Company” and together with the Executive, the “Parties”).

Capitalized terms used in this Amendment No. 2 that are not otherwise defined herein shall have the same meaning as such terms are defined in the Agreement (as defined below).

WHEREAS, the Parties entered into an Employment Agreement dated                  (the “Agreement”) under which the Parties agreed upon the terms pursuant to which the Executive would provide services to the Company as further described therein, and

WHEREAS, Section 409A has been added to the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement must be amended to comply with the final regulations issued under Code Section 409A.

NOW THEREFORE, the Parties agree as follows:

1.             Amendment of the Agreement.  The Parties hereby agree to amend the terms of the Agreement as follows as of the Amendment No. 2 Date.

1.1.          Amendment of Section 6(B).  Section 6(B) is hereby deleted and replaced with the following to read as follows:

“(1)         Subject to Section 6.B(2), if applicable, during the Term, if the Company has given notice of non-renewal, the Executive shall be considered to have incurred an involuntary termination of employment as of the last day of the Term (the “Termination Date”) and shall be entitled to receive only the following severance payments and benefits:

(a)                                  the Company shall pay the Executive the lesser of (i) his then-existing Base Salary or (ii) two (2) times the annual limit under Code Section 401(a)(17) for the year of termination, in the form of periodic installments on the Company’s regular pay schedule, for one (1) year commencing with the day following the Termination Date;

(b)                                 to the extent the Executive’s Base Salary exceeds two (2) times the annual limit under Code Section 401(a)(17) for the year of termination, such excess amount shall be paid in a lump sum severance payment in the year following the year of the Termination Date, but no later than March 15 of such year;

(c)                                  the Company shall continue the Executive’s benefits enumerated in Section 3.E(1) (to the extent permitted by the Company’s insurance carriers and by the terms of the applicable plans) for one (1) year commencing with the day following the Termination Date; and

(d)                                 notwithstanding any provisions of the plan, equity award agreement or stock option agreement pursuant to which any equity awards or stock options were granted, (i) any unvested equity awards or stock options that would have vested during the six (6) months following the Termination Date shall vest of such Termination Date, and the Executive shall be entitled to exercise any of the Executive’s equity awards or stock options vested as of the Termination Date until ninety (90) days from the Termination Date or the expiration of the stated period of the equity award or option, whichever period is the shorter;

provided, however, that the obligations described in (a), (b) and (c) above shall be mitigated by earned income and benefits actually received by or for the account of the Executive from alternative employment during the one (1) year period following the Termination Date.

(2)           Payments in respect of Base Salary pursuant to Section 6.B(1) that constitute deferred compensation, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be subject to the distribution requirements of Code Section 409A(a)(2)(A), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after the Executive’s separation from service if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service.  The first payment that is made following any such delay shall include all amounts that would otherwise have been paid during the period of such delay, without adjustment on account of such delay.

(3)           If the Executive has given notice of non-renewal, all Company obligations to the Executive as to compensation and benefits shall cease at the conclusion of the Term.

(4)           At the conclusion of the Term, all Company obligations to the Executive as to compensation and benefits shall cease except for those provided above.”

1.2.          Amendment of Section 6.F(1).  Subsection (b) of Section 6(F)(1) is hereby deleted and replaced with the following to read as follows:

“A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board.”

1.3.          Amendment of Section 6.F(2).  Subsection (a) of Section 6.F(2) is hereby deleted and replaced with the following to read as follows:

   “(a)      Amount and Timing of Severance: Subject to Section 6.F(2)(d), in addition to all compensation for services rendered by the Executive to the Company up to the Termination Date, the Company or its successor shall pay to the Executive an amount equal to the sum of (i) two (2) times the Executive’s annual Base Salary then in effect plus (ii) two (2) times the greater of (x) the Executive’s targeted level of bonus for the year during which the Executive’s termination of employment occurs, but no case less than the target bonus set forth in Section 3.B or (y) the most recent bonus actually paid to the Executive pursuant to Section 3.B, plus (iii) an amount equal to the greater of (x) the Executive’s targeted level of bonus for the year during which the Executive’s termination of employment occurs, but in no case less than the target bonus set forth in Section 3.B, or (y) the most recent bonus actually paid to the Executive pursuant to Section 3.B; provided, however that the amount described in clause (iii) shall be prorated based upon a fraction, the numerator of which is the number of days the Executive is employed during the year in which termination occurs and the denominator of which is three hundred and sixty-five.  The amount described in this Section 6.F(2)(a) shall be paid: (x) if the Termination Date occurs within 30 days prior to a Change in Control, in the form of periodic installments for two (2) years commencing with the day following the Termination Date or (y) if the Termination Date occurs on or within the twenty-four months (24) following a Change in Control, in a lump sum.

1.4.         A new Section 8 shall be added to the Agreement, which shall read as follows:

“Compliance with Code Section 409A.  Notwithstanding anything else to the contrary in this Agreement, all reimbursements payable under this Agreement, including, without limitation, for business expenses and/or taxes shall be paid to the Executive as soon as practicable after submission of proper documentation of claims, but no later than December 31 of the year following the year during which the expense was incurred or, with respect to any gross-up payment under Section 6.F(2)(e) [and Section 3(D)(3) FOR BARTELS], no later than December 31 of the year following the year during which the Executive or the Company paid the related taxes.”

2.             Miscellaneous.

2.1.         No Other Changes.  Except as expressly provided in this Amendment No. 2, all terms of the Agreement shall remain in full force and effect.

2.2.         Counterparts.  This Amendment No. 2 may be executed in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

In WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to be duly executed as of the Amendment No. 2 Date.

MEDAREX, INC.

By:

Name:

Title:

EXECUTIVE

[NAME OF EXECUTIVE]